Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                         (386) 944-5643
Facsimile:                    (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS SECOND QUARTER 2014 EARNINGS OF $0.13 PER SHARE AN INCREASE OF 225%

DAYTONA BEACH, FLORIDA, July 29, 2014. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the second quarter ended
June 30, 2014.

OPERATING RESULTS

Operating results for the second quarter ended June 30, 2014 (as compared to the same period in 2013):

•	Net income was $0.13 per share, an increase of $0.09 per share, an increase of 225%;

•	Revenue from Income Properties totaled approximately $3.6 million, an increase of 11%;

•	Revenue from Commercial Loan Investments totaled approximately $256,000;

•	Revenue from Real Estate Operations totaled approximately $1.0 million, an increase of 231%; and

•	Revenue from Golf Operations increased by 9% and net operating results improved by 29%.

Operating results for the six months ended June 30, 2014 (as compared to the same period in 2013):

•	Net income was $0.39 per share, an increase of $0.29 per share, an increase of 290%;

•	Revenue from Income Properties totaled approximately $7.0 million, an increase of 13%;

•	Revenue from Commercial Loan Investments totaled approximately $1.2 million;

•	Revenue from Real Estate Operations totaled approximately $2.3 million, an increase of 256%; and

•	Revenue from Golf Operations increased by 3% and had net operating income, as compared to a net operating loss in the same period of 2013, an improvement of 108%.

OTHER HIGHLIGHTS

Other highlights for the second quarter ended June 30, 2014 include the following:

•	Book value per outstanding share increased from $20.53 as of December 31, 2013 to $20.91 as of June 30, 2014;

•
 The Company acquired an income property leased to Lowe’s in Katy, Texas for $14.7 million and two commercial loan investments totaling $12.1 million, bringing total year-to-date acquisitions to approximately $31.8 million;

•	The weighted average lease duration of our income property portfolio was 9.9 years as of June 30, 2014, down from 10.28 years as of June 30, 2013;

•	Received entitlements on the approximately 600 acre Bayberry II parcel recently acquired through foreclosure, allowing for the development of up to 1,000 residential lots;

•	The Company generated revenue of approximately $123,000 from a fill dirt excavation agreement executed in late 2013;

•	The Company executed a timber contract on approximately 403 acres with revenues expected in the third quarter;

•	Completed a two year extension of the lease with Barnes & Noble in Daytona Beach, Florida, across from the Daytona International Speedway, with no extension options, at a slightly reduced rate;

•
 In the second quarter of 2014, Walgreens ceased operations in the store the Company leases to them in Apopka, Florida but they remain obligated to pay rent on the remaining 15 year term of the lease to them;

•	Declared and paid a semi-annual dividend of $0.03 per share;

•
 Received approximately $50,000 and $123,000 for impact fees for the quarter and six months ended June 30, 2014, respectively, versus approximately $12,000 and $85,000 in the quarter and six months ended June 30, 2013, respectively; and

•
 Debt totaled approximately $76.2 million at June 30, 2014, with approximately $20.2 million of available borrowing capacity on our credit facility, and cash (excluding restricted cash) was approximately $3.9 million. The Company’s debt to total market capitalization equaled 22.1% at June 30, 2014.

Income Property Portfolio Update

Property Acquisitions

On April 22, 2014, the Company acquired a 131,644 square-foot building situated on 15.48 acres leased to Lowe’s Home Improvement, an S&P A- credit, in Katy, Texas, a suburb of Houston. The lease has approximately 13 years remaining on an initial term of 30 years. The total purchase price was approximately $14.7 million. This is the Company’s first acquisition in Texas, in a market with strong demographics and job growth.

On July 17, 2014, the Company acquired a 52,665 square-foot building situated on approximately 7 acres leased to American Signature Inc., in Daytona Beach, Florida. The lease has approximately 6 years remaining on an initial term of 15 years. The total purchase price was approximately $5.3 million, and is located within an approximately 250,000 square-foot retail shopping center anchored by Best Buy, PetSmart and Barnes & Noble.  The Company also owns the property leased to Barnes & Noble.

Self-Developed Properties

The Company completed construction of two flex-office properties, with a total of 31,000 square feet, known as the Williamson Business Park in Daytona Beach, Florida during the second quarter. The 10-year lease executed in September 2013, for 7,700 square feet in the Williamson Business Park commenced in May 2014.

The Company signed a 3-year lease for 2,480 square feet in the Concierge Office Building in Daytona Beach, Florida, bringing the building’s occupancy to 100%.

Commercial Loan Investments Update

On May 16, 2014, the Company funded approximately $3.1 million of a $6.3 million first mortgage commitment for the redevelopment of an existing vacant retail property into a Container Store located in Glendale, Arizona, which is expected to open during the first quarter of 2015. The remaining commitment of approximately $3.2 million may be drawn by the borrower as construction costs are incurred. The loan matures in November 2015, includes one six-month extension option, and bears a fixed interest rate of 6.00% per annum. At closing, a loan origination fee of approximately $79,000 was received by the Company and is being accreted ratably into income through the maturity date. Total interest income recognized for this first mortgage during the quarter ended June 30, 2014 was approximately $27,000.

On May 20, 2014, the Company acquired an approximate $9.0 million B-Note secured by a retail shopping center located in Sarasota, Florida. The loan matures in June 2015, includes three one-year extension options, and bears a floating interest rate of 30-day LIBOR plus 725 basis points. The loan is subordinate to an approximately $48.0 million A-Note collateralized by the same property, for a total debt balance of $57.0 million. Interest income recognized for this B-Note during the quarter ended June 30, 2014 was approximately $77,000.

Land Update

As of June 30, 2014, we had five executed purchase and sale agreements to sell land to five different buyers, whose intended use for the land would include retail, industrial, office and residential. One of the five agreements is for the sale of approximately 76 acres for the potential development of a distribution center. These agreements, in aggregate, represent the potential sale of approximately 16% of our remaining land holdings with potential sales proceeds totaling more than approximately $50 million. Each of the transactions are in varying stages of due diligence by the various buyers, including, in some instances having made submissions to the planning and development departments of the applicable governmental authorities. Estimated closing dates range from the third quarter of 2014 to year end 2016. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals from various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate the respective agreement prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Financial Results

Revenue

Total revenue for the quarter ended June 30, 2014 increased 29% to approximately $6.3 million, as compared to approximately $4.8 million during the same period in 2013. This increase was primarily the result of an increase of approximately $359,000, or 11%, in revenue generated by our income properties, an increase of approximately $701,000, or 231%, in revenue from our real estate operations, and approximately $256,000 in revenue from our commercial loan investments, which we did not have in 2013. In the quarter ended June 30, 2014 revenue from our real estate operations benefited from an increase of approximately $592,000 from our subsurface lease and $123,000 from a dirt excavation agreement.

Total revenue for the six months ended June 30, 2014 increased 38% to approximately $13.4 million, as compared to approximately $9.7 million during the same period in 2013. This increase was primarily the result of an increase of approximately $809,000, or 13%, in revenue generated by our income properties, an increase of approximately $1.6 million, or 256%, in revenue from our real estate operations, and approximately $1.2 million in revenue from our commercial loan investments, which we did not have in 2013. Revenue from our real estate operations benefited from an increase of approximately $1.2 million from our subsurface lease, a land sale of approximately 3.1 acres, which generated revenue of $391,500, and a dirt excavation agreement, which generated revenue of approximately $123,000.

Net Income

Net income for the quarter ended June 30, 2014 was approximately $723,000, compared to approximately $252,000 in the same period in 2013. Our results in the second quarter of 2014 benefited from approximately $1.4 million, or 29%, in increased revenues and a decrease in operating expenses of approximately $39,000, or 1%. Included in the net decrease of approximately $39,000 were approximately $102,000, of increased direct costs of revenues for our income properties, which was primarily due to approximately $101,000 of costs related to our acquisition of the property leased to Lowes in Katy, Texas, increased depreciation and amortization expense of approximately $150,000 reflecting our larger income property portfolio, and increased general and administrative expenses of approximately $285,000. These increases were offset by the approximate $616,000 impairment charge in the second quarter of 2013, related to approximately 6.23 acres of land that were sold in December 2013. The 23% increase in general and administrative expenses in the second quarter of 2014, as compared to the same period in 2013, was due primarily to an increase in stock compensation costs of approximately $154,000, due to our higher stock price and an accrual related to environmental monitoring of approximately $110,000. Net income for the quarter ended June 30, 2014, was $0.13 per share, compared to $0.04 per share during the same period in 2013, an increase of $0.09 per share or 225%.

Net income for the six months ended June 30, 2014 was approximately $2.2 million, as compared to approximately $589,000 in the same period in 2013. Our results in the first six months of 2014 benefited from approximately $3.7 million, or 38%, in increased revenues and a decrease in operating expenses of approximately $86,000, or 1%. Included in the net decrease of approximately $86,000 was approximately $213,000 of increased direct costs of revenues for our income properties, of which approximately $101,000 was related to our acquisition of the property in Katy, Texas, increased depreciation and amortization of approximately $223,000 reflecting our larger income property portfolio, and increased general administrative expenses of approximately $41,000. These increases were offset by the approximate $616,000 impairment charge in the second quarter of 2013 related to approximately 6.23 acres of land that were sold in December 2013. The approximate 1% increase in general and administrative expenses is comprised primarily of an accrual related to environmental monitoring of approximately $110,000, offset by a net reduction in other costs including our legal expenses, insurance, and a decrease in payroll costs related to a one-time separation payment of approximately $103,000 incurred during the first quarter of 2013. Net income for the six months ended June 30, 2014, was $0.39 per share, as compared to $0.10 per share during the same period in 2013, an increase of $0.29 per share or 290%.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased with our operating results and our increasing cash flows for the quarter and year-to-date which allowed us to utilize cash from operations to complete the two buildings comprising the Williamson Business Park flex-office space and invest in delivering the pad site for the sale of 76 acres intended for the development of a distribution center.” Mr. Patten continued, “We are nearing completion of the site work required under the contract conditions of the sale of the 76 acres which we expect such work and the closing of the transaction to occur in the third quarter of 2014.” Mr. Patten also noted, “We had an active quarter including continued investments in our key operating segments and solid quarter and year-to-date earnings, all from continuing operations, including the achievement of positive net operating income in our golf operations, despite the impact of a much heavier level of rain fall versus last year.”

John P. Albright, president and chief executive officer, stated, “The Daytona real estate market continues to strengthen with increased commercial activity as evidenced by our recent office leasing activity as well as our increased revenues from impact fees. The Volusia County housing permits are up 25% for the first six months of the year versus 2013 and up 95% for the same period versus 2012. We continue to have substantive discussions regarding land inquires which may or may not result in transactions. On the investment side, we continue to find good investment opportunities balanced between long term investments in strong employment growth markets such as the Lowe’s in Katy, Texas and shorter term investments such as the loan on a Sarasota retail center. We are also delighted to invest opportunistically where we see value such as the purchase of the store leased to American Signature, Inc., located in the same center as our Barnes & Noble and across the street from the 100,000 seat Daytona International Speedway, which is undergoing a $400 million renovation scheduled to be completed in the spring of 2016.”

Mr. Albright also noted, “We are also continuing to take advantage of the strong investor environment to recycle our weaker assets such as vacant leased retail assets. Three of these properties are under contract but there can be no assurances that the pending transaction will close.”  Mr. Albright further noted, “We are excited about our recent entitlement of approximately 600 acres known as Bayberry II for approximately 1,000 residential units. This land was reacquired by the company in January 2014 through foreclosure. We intend to seek out quality developers and home builders to develop this community which is in the vicinity of our LPGA International Golf Club and adjacent to the sold out Bayberry residential community.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended  December 31, 2013.  The financial information in this release reflects the Company’s preliminary results subject to completion of the yearend review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2014	December 31, 2013
ASSETS
Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	$15,359,552	$15,291,911
Golf Buildings, Improvements, and Equipment	3,160,139	3,103,979
Income Properties, Land, Buildings, and Improvements	171,370,068	154,902,374
Other Furnishings and Equipment	978,710	955,597
Construction in Progress	4,234	987,303
Total Property, Plant, and Equipment	190,872,703	175,241,164
Less, Accumulated Depreciation and Amortization	(14,529,716)	(13,260,856)
Property, Plant, and Equipment - Net	176,342,987	161,980,308
Land and Development Costs	25,460,118	23,768,914
Intangible Assets - Net	6,761,390	6,359,438
Impact Fee and Mitigation Credits	5,912,759	6,081,433
Commercial Loan Investments	16,951,550	18,845,053
Cash and Cash Equivalents	3,929,485	4,932,512
Restricted Cash	842,508	366,645
Investment Securities	857,953	729,814
Net Pension Asset	464,427	407,670
Other Assets	3,056,106	2,711,893
Total Assets	$240,579,283	$226,183,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,571,670	$872,331
Accrued Liabilities	5,307,060	4,726,809
Deferred Revenue	1,719,929	3,344,351
Accrued Stock-Based Compensation	373,108	247,671
Income Taxes Payable	146,544	1,044,061
Deferred Income Taxes - Net	32,788,904	32,552,068
Long-Term Debt	76,227,032	63,227,032
Total Liabilities	118,134,247	106,014,323

Shareholders’ Equity:
Common Stock -25,000,000 shares authorized; $1 par value, 5,895,789 shares issued and -5,855,319 shares outstanding at June 30, 2014; 5,866,759 shares issued and 5,852,125 shares outstanding at December 31, 2013	5,800,222	5,767,192
Treasury Stock – 40,470 shares at June 30, 2014; 14,634 shares at December 31, 2013	(1,381,566)	(453,654)
Additional Paid-In Capital	9,550,417	8,509,976
Retained Earnings	108,632,716	106,581,305
Accumulated Other Comprehensive Loss	(156,753)	(235,462)
Total Shareholders’ Equity	122,445,036	120,169,357
Total Liabilities and Shareholders’ Equity	$240,579,283	$226,183,680

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Revenues
Income Properties	$3,552,130	$3,192,714	$6,956,489	$6,147,230
Interest Income from Commercial Loan Investments	255,769	—	1,199,659	—
Real Estate Operations	1,003,668	302,977	2,280,181	641,325
Golf Operations	1,432,398	1,312,826	2,849,777	2,777,511
Agriculture and Other Income	17,477	30,506	75,321	128,183
Total Revenues	6,261,442	4,839,023	13,361,427	9,694,249

Direct Cost of Revenues
Income Properties	(484,492)	(382,072)	(824,511)	(611,581)
Real Estate Operations	(143,710)	(184,263)	(322,926)	(305,741)
Golf Operations	(1,512,194)	(1,425,372)	(2,845,220)	(2,833,001)
Agriculture and Other Income	(49,119)	(55,085)	(110,532)	(86,454)
Total Direct Cost of Revenues	(2,189,515)	(2,046,792)	(4,103,189)	(3,836,777)

General and Administrative Expenses	(1,545,247)	(1,260,674)	(3,055,681)	(3,014,238)
Impairment Charges	—	(616,278)	—	(616,278)
Depreciation and Amortization	(846,381)	(696,624)	(1,618,389)	(1,395,758)
Total Operating Expenses	(4,581,143)	(4,620,368)	(8,777,259)	(8,863,051)
Operating Income	1,680,299	218,655	4,584,168	831,198

Interest Income	14,371	225	28,318	391
Interest Expense	(517,778)	(468,596)	(985,429)	(806,128)

Income (Loss) from Continuing Operations
Before Income Tax Expense	1,176,892	(249,716)	3,627,057	25,461
Income Tax (Expense) Benefit	(453,984)	100,681	(1,403,742)	(408)

Income from Continuing Operations	722,908	(149,035)	2,223,315	25,053
Income (Loss) from Discontinued Operations (Net of Tax)	—	400,805	—	563,762
Net Income	$722,908	$251,770	$2,223,315	$588,815

Per Share Information:
Basic and Diluted
Income from Continuing Operations	$0.13	$(0.03)	$0.39	$—
Income from Discontinued Operations (Net of Tax)	—	0.07	—	0.10
Net Income	$0.13	$0.04	$0.39	$0.10
Dividends Declared and Paid	$0.03	$0.03	$0.03	$0.03

See Accompanying Notes to Consolidated Financial Statements

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